Exhibit 99.1
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                         [NCRIC Group, Inc. Letterhead]


March 29, 2005

James F. Adelson
Stephen J. Heyman
Asamara Two, LLC
415 South Boston Avenue, 9th Floor
Tulsa, Oklahoma  74013

Dear Messrs. Adelson and Heyman:

I am writing to acknowledge the Schedule 13D that you filed with the Securities and Exchange Commission on March 18. We are always interested in our shareholders' views.

In your filing you indicated that you intended to make a proposal to the NCRIC Board. To date, we have not received any correspondence from you. Should you desire to communicate with the Board, we would be pleased to receive your further input.

In your filing you specifically cited certain concerns about the Board's continuing fiduciary duty to consider additional proposals that may be in the best interests of shareholders. In this regard, we acknowledge that we retain this duty and do not believe that the confidentiality agreements entered into with third parties precludes their ability to make such proposals to the Board. Let me assure you that, by entering into this merger agreement, the Board acted deliberately and decisively to protect shareholder value and will continue to do so.

We are preparing a proxy statement that will describe the background and our reasons for the merger as well as other information about us and ProAssurance. The proxy statement will be filed with the SEC and will be made available to our stockholders prior to the meeting in connection with management's solicitation of proxies to vote on the merger. We encourage you to read the proxy statement and believe you will see the merit in going forward with this transaction.

We appreciate your interest in NCRIC.

Sincerely,

/s/ R. Ray Pate, Jr.